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                                                                 EXHIBIT 99.9(b)

                            CONSENT TO USE OF NAME

    MERRILL LYNCH MUNICIPAL BOND FUND, INC., a corporation organized under the laws of the State of Maryland, hereby consents to the adoption by the Merrill Lynch High Income Fund, Inc., a Maryland corporation, of the name "MERRILL LYNCH CORPORATE BOND FUND, INC."

    IN WITNESS WHEREOF, the said Merrill Lynch Municipal Bond Fund, Inc. has caused this consent to be executed by its President and attested under its corporate seal by its secretary, this 5th day of September, 1980.



                              MERRILL LYNCH MUNICIPAL
                                BOND FUND, INC.,


                              By    /s/ Arthur Zeikel,
                                 -------------------------
                                        President




Attest:

/s/ Stephen M.M. Miller
-----------------------
       Secretary

(SEAL)